AMENDMENT NO. 5

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated April 30, 2004, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust; Invesco Distributors, Inc., a Delaware corporation, and GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, a Colorado life insurance company (“GWL&A”), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an “Account,” and collectively, the “Accounts”); and as the principal underwriter of the Contracts (“UNDERWRITER”), is hereby amended as follows:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

ALL SERIES I AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

SEPARATE ACCOUNTS UTILIZING THE FUNDS AND CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

CONTRACTS	FORM NUMBERS
Future Funds Series Account	GTDAMF92 Vol
GTGAMF92 ER
GTSMF184-1
GTSAMF191
COLI VUL – 2 Series Account	J355
COLI VUL – 4 Series Account	J500
COLI VUL – 7 Series Account	J350
COLI VUL – 14 Series Account	ICC13-J600/J600
Charles Schwab & Co., Inc.	J444MMFAPP
Schwab Variable Annuity	J444SAAPP
J434VAROR

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: November 6, 2013.

AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Veronica Castillo	By:	/s/ John M. Zerr
Name:	Veronica Castillo	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

Attest:	/s/ Veronica Castillo	By:	/s/ Brian C. Thorp
Name:	Veronica Castillo	Name:	Brian Thorp
Title:	Assistant Secretary	Title:	Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

Attest:	/s/ Andy Blomquist	By:	/s/ Susan Gile
Name:	Andy Blomquist	Name:	Susan Gile
Title:	Senior Product Associate	Title:	VP – Individual Markets

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